REVISED SCHEDULE A

Compensation pursuant to Section 4 of the Subadvisory Agreement, dated February 25, 2012, shall be calculated in accordance with the following schedule:

AZL Federated Clover Small Value Fund

Average Daily Net Assets*                                                                                                Rate
First $100 million                                                                                     0.55%
Next $100 million                                                                                     0.50%
Next $100 million                                                                                     0.45%
Over $300 million                                                                                     0.40%

*When average daily net assets exceed the first breakpoint, multiple rates will apply, resulting in a blended rate.  For example, if average daily net assets in AZL Federated Clover Small Value Fund are $400 million, a rate of 55 bps would apply to the first $100 million, a rate of 50 bps would apply to the second $100 million, a rate of 45 bps would apply to the third $100 million, and a rate of 40 bps would apply to the average daily net assets above $300 million.

The rates set forth above apply to average daily net assets that are subject to the Subadviser's investment discretion in the Funds.

Acknowledged:

ALLIANZ INVESTMENT                                                                                FEDERATED GLOBAL
MANAGEMENT LLC                                                                                     INVESTMENT MANAGEMENT
                    CORP.

By:/s/ Brian Muench                                                                                            By: /s/ John B Fisher

Name: Brian Muench                                                                                           Name: John B Fisher

Title: President                                                                                                    Title: President & CEO

Updated: 11/01/2013

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